Newell Rubbermaid™

2004

Sharpie
FINE POINT
RT
Sharpie

Letter to Shareholders & Proxy Statement

IRWIN
IRWIN

Letter to Shareholders & Proxy Statement

NewellRubbermaid

Business Segments

Office Products 25%
Tools & Hardware 18%
Home & Family 16%
Home Fashions 13%
Cleaning & Organization 28%

2004 Sales: $6,748.4 million

Cleaning & Organization

Divisions: Rubbermaid Home, Foodservice, Commercial, Europe, Canada, Asia Pacific

Rubbermaid. Rubbermaid. TakeAlongs Rubbermaid. ROUGHNECK BRUTE

Office Products

Divisions: Sanford North America, Europe, Latin America, Asia Pacific

Sharpie. PAPER:MATE WATERMAN PARKER

* For a reconciliation of sales and operating income by segment to total sales and operating income for Newell Rubbermaid Inc., refer to Management's Discussion and Analysis in Appendix A to the proxy statement accompanying this letter.

Business Segments Newell Rubbermaid is undergoing a transformation from a portfolio-holding company that grew through acquisitions to a focused group of leadership platforms that generate internal growth driven by strong brands and new product innovation. With a portfolio of high-potential businesses, the company can achieve above average returns and enhance value for our shareholders. Our vision is to create a global powerhouse in consumer and commercial products through innovation and a portfolio of Power Brands that people rely on where they work, live, play and train.
Divisions: Sanford North America, Europe, Latin America, Asia Pacific As a global leader in writing instruments and art supplies, this segment includes markers, high- lighters, pens, pencils, fine writing instruments, professional-grade art supplies, as well as office accessories and organization products, all offered by category-leading brands. Office Products With the most recognized name in its categories, this segment provides high-quality, innovative solutions for home storage, indoor and outdoor organization, food storage, cleaning and refuse. Sales* Operating Income* 2004 $1,858.1 $90.8 4.9% 2003 $2,013.7 $92.0 4.6% 2002 $1,901.8 $169.0 8.9% Cleaning & Organization Divisions: Rubbermaid Home, Foodservice, Commercial, Europe, Canada, Asia Pacific Divisions: Sanford North America, Europe, Latin America, Asia Pacific Sales* Operating Income* 2004 $1,686.2 $261.9 15.5% 2003 $1,681.2 $309.6 18.4% 2002 $1,684.1 $306.1 18.2% Sales and Operating Income are reported in millions of dollars.

Home Fashions Home & Family Tools & Hardware The most trusted names in kitchenware, infant and juvenile products and hair care are included in this group. This segment’s product offering includes gourmet cookware, bake- ware, cutlery, toys, car seats, strollers, highchairs, playards and hair care accessories. This segment furnishes window fashions through its global collection of window blinds, shades and drapery hardware. Capturing emerging home décor trends, this segment offers window solutions in both custom and stock window coverings. Divisions: Calphalon, Cookware Europe, Little Tikes, Graco, Goody Divisions: Levolor/Kirsch, Home Décor Europe, Swish UK
Delivering superior performance has enabled these businesses to maintain market-leading status. This group offers an extensive collection of premium-quality products, including hand tools, power tool accessories, propane torches, manual paint applicators and cabinet and window hardware. Divisions: IRWIN North America Power Tools & Accessories, North America Hand Tools, Latin America, Europe and Asia Pacific; LENOX; BernzOmatic; Shur-Line; Amerock Sales* Operating Income* 2004 $906.8 $33.0 3.6% 2003 $901.0 $44.4 4.9% 2002 $955.7 $44.3 4.6% Sales* Operating Income* 2004 $1,078.6 $92.6 8.6% 2003 $1,103.4 $120.7 10.9% 2002 $1,112.3 $94.0 8.5% Sales* Operating Income* 2004 $1,218.7 $181.8 14.9% 2003 $1,199.7 $179.3 14.9% 2002 $783.0 $79.2 10.1%

To Our Shareholders,

Newell Rubbermaid is in the midst of a broad-based transformation from a collection of independent business units into a focused group of leadership platforms that demonstrate excellence in new product development, backed by best-cost manufacturing and aggressive marketing programs.

In 2004, we overcame great challenges to deliver on our earnings and cash flow commitments, and we continued to progress in our journey to transform Newell Rubbermaid. Through our productivity program, Newell Operational Excellence, we generated $123 million in cost reductions, offsetting unprecedented levels of raw material inflation. During 2004, we also completed a three-year restructuring plan, closing 84 facilities worldwide, and we strengthened our portfolio, divesting $850 million in revenues of low-margin, non-strategic businesses.

We improved our financial consistency in 2004 and made progress in areas critical to the success of our ongoing transformation. We enter 2005 as a stronger company, better positioned to deliver value to our shareholders through increased innovation and investment behind a portfolio of powerful brands in consumer and commercial products.

In 2004, we delivered earnings of $1.39 per share(a), excluding charges, reflecting strong performance from the team in offsetting raw material inflation. Free cash flow* was also strong at $307 million after dividends, exceeding our original expectations.

In addition to earnings and cash flow targets, we entered 2004 with a set of priorities and made significant progress to further our transformation.

Our 2004 priorities included:

•	Execute Divestiture Program

•	Complete Restructuring Plan

•	Further Implement Newell Operational Excellence

•	Continue to Execute our “How We Win” Roadmap

Divestiture Program

One of our key learnings in 2003 was that we needed to move faster in strengthening our portfolio. In 2004, we created a stronger portfolio with powerful brands, promising innovation potential and significantly higher gross margins, by divesting $850 million in revenues of non-strategic businesses. Proceeds from these divestitures were used to reduce debt to strengthen our balance sheet.

We have also instituted a more disciplined process to evaluate and improve our portfolio. The right portfolio for Newell Rubbermaid consists of businesses that have strong brands and differentiated products with the potential for innovation and higher gross margins. Improved margins will fund demand creation efforts for our products and enable us to reinvest back into product development. Most of our businesses today demonstrate our desired characteristics; however, that does not mean we are going to invest equally in them. Profitability and potential returns determine how we allocate our resources.

Over 60% of our portfolio consists of businesses whose operating margins and return on invested capital collectively exceed our long-term target of 15%. We classify these as “Invest” businesses, and we are investing resources into top-line growth initiatives. The remaining businesses are in various stages of profitability, with returns below our long-term targets, but we have made improvements in this portion of our portfolio. In some cases this has meant making radical changes to business models or shrinking businesses into smaller, but more profitable units. We continue to focus on moving toward higher margins and returns before executing top-line growth initiatives in these businesses.

Restructuring

We embarked on an aggressive three-year restructuring program in May 2001 to reduce costs and improve our manufacturing network and global supply chain. We completed this plan and have closed 84 facilities worldwide, reducing headcount by over 12,000. Through 2004, we realized approximately $100 million in annualized savings and expect to realize an additional $25-$50 million in 2005.

Completing this restructuring plan is a significant milestone for the company, and I extend my congratulations to our employees for their tremendous efforts. This plan proved to be more difficult to execute than we originally thought in 2001, yet the team stayed focused and successfully closed a breathtaking number of facilities, relocated production and maintained customer service levels — all within our timeframe

*Defined on page 6.

(a) Earnings of $1.39 per share exclude restructuring, impairment or divestiture related charges of $497.2 million, or $1.46 per share. On a GAAP basis, the company reported a loss of $0.07 per share.

and budget. As a result, we have achieved permanent reductions in our fixed-cost base and are better positioned to support future efforts in new product development. We recognize our competitive landscape is continuously changing, therefore, we remain committed to evaluating our cost base and taking the necessary steps to become the “best cost” supplier of our products.

Newell Operational Excellence

It is critical to have a process for achieving cost savings on an ongoing basis in facilities we continue to operate. Newell Operational Excellence (NWL OPEX) is the process we have developed using best practices from methodologies such as Six Sigma, Kaizen, Kanban and other lean manufacturing principles. Our rollout of this program in 2002 introduced a new mindset of continuous improvement in manufacturing. In 2004, we further improved our prospects for this program with the in-depth training of more than 5,000 employees in our processes, metrics and targets, and by dedicating additional resources to drive accountability at all levels of the organization. This further implementation of NWL OPEX allowed us to realize $123 million in productivity savings.

“How We Win”

Our “How We Win” Roadmap for Success is a powerful formula that has driven considerable change at Newell Rubbermaid. It is a comprehensive approach that not only addresses financial measures and strategic focus, but also encompasses organizational development, our day-to-day operating cycle and our culture. We remain focused on these fundamentals, which will allow us to create a world-class organization that will win in the marketplace.

The Right Measures Our five key financial metrics include internal sales growth, operating income as a percent of sales, working capital as a percent of sales, free cash flow and return on invested capital. Together, these metrics balance profitability and asset utilization to drive the right behavior for the long-term success of Newell Rubbermaid.

Internal Sales Growth* declined 2.0% in 2004. This performance reflects our strategic decision to exit certain low-margin product lines of approximately $275 million, or 4% of sales. These products were in categories that did not reward innovation or brands with premium price, making near-term and potential long-term returns unattractive for us.

In 2005, we will continue to move away from low-margin categories and expect to exit an additional $200 million in sales. These exits put short-term pressure on sales growth; however, we are committed to doing the right thing for the long-term health of the organization. We believe that Newell Rubbermaid is capable of delivering internal sales growth in the range of 2%-4% long term. This is achievable through new product introductions, new market categories and select market share and geographic expansion.

Operating Income* (OI) as a percent of sales was 9.5% for 2004. Compared to the prior year, this reflects relatively flat gross margins with an increase in selling, general and administrative expenses (SG&A). Our long-term target for operating income is 15%. As we continue to invest in growth initiatives, we believe that SG&A will increase and level out around 20%, making gross margin expansion critical to achieving our long-term OI target. Gross margin performance in 2004 was hampered by record raw material inflation of $116 million. Although we experienced gross margin declines in the first half of 2004, we responded with productivity savings and pricing initiatives in the second half of the year, exiting 2004 with positive momentum and gross margin expansion. Raw material pressure will be more challenging in 2005; however, through a combination of productivity and price increases, we expect to overcome this near-term challenge and demonstrate gross margin improvement for the full year 2005.

Working Capital* as a percent of sales improved to 23.7% in 2004. Our team demonstrated excellent results in working capital management over the past four years, driving working capital down from 29% to its current level. Our long-term goal is a 20% level, which we expect to achieve primarily through inventory reductions and accounts payable management. We have shown good progress here and anticipate ongoing annual improvements.

Free Cash Flow*, which we calculate after dividends, improved to $307 million in 2004. This strong performance reflects improved capital spending discipline. In 2004, we spent $122 million on fixed capital, while historical annual spending ranged from $250-$300 million. With a focus on reducing the operating leverage of our businesses, we are exiting low-margin, capital-intensive product lines through divestiture and discontinuance, and are working to shift some of the fixed capital burden to our supply partners. We have also become more disciplined at deploying our own fixed capital, prioritizing investments into high-margin, high-return businesses. With our emphasis on de-capitalization, a range of $125-$150 million in capital spending is an appropriate level to support strategic initiatives in our current portfolio and to allow us to generate free cash flow in line with earnings growth.

Return on Invested Capital* showed modest improvement to 9.6%, reflecting progress in reducing our asset base and debt levels. Our focus on improving profitability, combined with investment discipline, should allow us to improve this metric to reach our long-term goal of at least 15%.

The Right Strategy Our strategy is comprised of six company-wide, transformational initiatives. Following this approach will allow us to further develop our core competencies and deliver improvements in our financial metrics. Our strategic initiatives are productivity, streamlining, new product development, marketing, strategic account management and collaboration.

Productivity. Productivity is reducing the cost of products sold through purchasing, manufacturing and distribution and transportation initiatives. Productivity gains can be achieved whether we manufacture domestically or overseas, in our own facilities or through an outsourced model. As I mentioned, NWL OPEX is in its early stages. A change of this magnitude

*Defined on page 6.

Innovative. Patented. High-Margin.

This is product development at Newell Rubbermaid.

Calphalon® One™

A revolution in gourmet cookware

IRWIN® Blue Blade™ LENOX Gold™

Patented Utility Knives and Blades

IRWIN

Bi-metal technology makes the IRWIN® Blue Blade™ flexible and shatterproof.

Rubbermaid® Paint Buddy™

It's Fast! It's Easy! It's Done!

Sharpie® Mini

Half the size of a regular Sharpie® marker, the Sharpie® Mini features a convenient cap clip that attaches to a key chain, golf bag, backpack and more.

INNOVATION I n n o v a t i v e . P a t e n t e d . H i g h — M a r g i n . This is product development at Newell Rubbermaid. A commitment to innovation bridges the businesses in our diverse market categories. We reinvigorate staple products as well as expand into new markets where innovation and strong brands matter. Through new technologies, breakthrough concepts, improved materials and more robust designs, we are creating a high-impact stream of new products. PERFORMANCE CalphalonÆ Oneô A revolution in gourmet cookware IRWINÆ Blue Blade ô Breakthrough technology delivers the cooking performance LENOX Goldô expected from a traditional metal surface, with the added benefit of controlled food release. Patented Utility Knives and Blades The extremely durable titanium nitride coated tip of the LENOX Goldô utility knife resists wear. Its bi-metal blade also has a titanium nitride edge that keeps it cutting longer. PATENTED Bi-metal technology makes the IRWINÆ Blue Bladeô flexible and shatterproof. SOLUTIONS RubbermaidÆ Paint Buddyô Itís Fast! Itís Easy! Itís Done! SharpieÆ Mini Stores paint to quickly and easily touch-up scuffs, Half the size of a regular SharpieÆ marker, the Mini SharpieÆ nicks and marks on painted surfaces. features a convenient cap clip that attaches to a key chain, C O N golf bag, backpack and more. N V E N I E

Users INSIST on our brands.

Innovative new products call for high-impact marketing.

Sharpie® RT
Television Campaign

Sharpie
FINE POINT
RT

Calphalon® One™
Print Advertising

"I CONTROL WHAT STICKS AND WHAT DOESN'T"- proclaims Peter Hoffman, Chef/Owner of the Savoy in New York City, referring to the controlled-release benefit of Calphalon® One™. Endorsements from Peter and other culinary authorities were captured in a series of print advertisements throughout a variety of targeted publications that reinforced the superior performance of this breakthrough technology.

"I control what sticks and what doesn't."
Calphalon One

Sharpie

Kurt Busch
NASCAR®
NEXTEL® Cup Champion

U s e r s I N S I S T o n o u r b r a n d s . Innovative new products call for high-impact marketing. DEMAND Newell Rubbermaid has a portfolio of some of the most recognized, top-tier brands. Innovative, quality CREATION products backed by these brands is a powerful combination that is valuable to the end-user. Communicating that value through a blend of traditional and grassroots marketing has been the key to creating demand for our products and elevating our Power Brands to category leaders. E X C I Sharpie T E Æ RT M E N T Television Campaign Only one free hand? Grab a new SharpieÆ RT. This was the message in the fall television campaign supporting the launch of the new SharpieÆ RT retractable permanent marker. The ad conveyed product features to a diverse consumer audience and reinforced Sharpie’s Write Out Loudô theme, encouraging users to be bold and expressive.
BRAND BUILDING CalphalonÆ Oneô Print Advertising “I CONTROL WHAT STICKS AND WHAT DOESN’T”- GRASSROOTS proclaims Peter Hoffman, Chef/Owner of the Savoy in New York City, referring to the controlled-release benefit of CalphalonÆ Oneô. Endorsements from Kurt Busch Peter and other culinary authorities were captured in NASCARÆ a series of print advertisements throughout a variety of targeted publications that reinforced the superior NEXTELÆ Cup Champion performance of this breakthrough technology. Kurt Busch made a permanent mark in NASCAR history, winning his first career NASCAR NEXTEL Cup Series championship in 2004. Throughout racing season, the SharpieÆ and IRWINÆ brands have garnered significant national exposure through the sponsorship of the #97 team. 5 takes time to institutionalize. As our operating rhythm improves, our team will generate additional savings every year. Our 2004 productivity savings were $123 million, or 2.8%, and we remain committed to our internal goal to generate 5% in productivity savings every year. Through NWL OPEX, we plan to further reduce scrap, waste, rework and rejects and improve material flow, generating higher levels of cost reductions in 2005.

Streamlining. Streamlining is reducing non-strategic selling, general and administrative expenses. Streamlining savings are reinvested in strategic areas to support growth initiatives. In 2004, we were able to fund additional investment in product development and advertising in our Office Products segment through streamlining unnecessary administrative costs.

New Product Development. Newell Rubbermaid is committed to developing high-quality, innovative products that command premium pricing. We are implementing a consistent product development process across our organization that begins with identifying unmet needs and developing solutions to deliver the ideal end-user experience. New product development will be a core competency for Newell Rubbermaid. With the completion of the restructuring plan, we are prioritizing our investment in this critical initiative. Today, the new product pipelines in our businesses are in different stages of excellence, but examples of our 2004 launches provide evidence of our traction.

Calphalon® One™

Calphalon has been a favorite in gourmet cookware for over 40 years. The Calphalon® One™ series of products is an exceptional line to continue the heritage of this great brand. Infused Anodized technology, exclusive to Calphalon® One™, is a breakthrough in cookware performance. An advanced-release polymer infused into the metal, creates a surface that delivers the classic results expected from traditional cookware, with the added benefit of controlled food release. This performance is unmatched in the marketplace. The second product line in the series, Calphalon® One™ Nonstick, also features an innovative cooking surface. It is engineered with a proprietary matrix of four interlocking nonstick layers, resulting in superior nonstick durability.

IRWIN® Blue Blade™ and LENOX Gold™

IRWIN Industrial Tools and LENOX, makers of hand tools and power tool accessories, also brought proprietary innovation to the marketplace with their entries into utility knives and blades. Both IRWIN® Blue Blade™ and LENOX Gold™ feature bi-metal technology. Constructed of two types of steel, the bi-metal combination produces a hardened edge that stays sharp longer, with a body that flexes to resist breaking. These features are superior to a standard carbon blade. LENOX has further enhanced its line through a titanium nitride coating process to improve the life and durability of the blade.

These highly successful new products brought demonstrable innovations to the marketplace. As we shift our company’s focus to product development, our flow of new products will continue to gain momentum.

Marketing. We have tremendous strength in our portfolio of Power Brands — we hold the number one or two brand position in virtually all of our businesses. Building equity in our Power Brands is critical to creating a long-term, defendable market position where users insist on our brands and products. To do this, we have found that a blend of traditional television and print advertising, coupled with grassroots marketing focused on creating demand with the end user, is appropriate for our product offerings.

Sharpie® RT Campaign

The Sharpie® RT permanent marker offers the same great ink and product quality expected from the Sharpie® brand, in an innovative, retractable form. A fall television advertising campaign supported the product launch by demonstrating its unique features and benefits to a diverse consumer audience, contributing to the double-digit sales growth for the Sharpie® brand in 2004.

#97 Sharpie/IRWIN Racing

For the past four years, we have actively sponsored Kurt Busch, driver of the #97 Sharpie/IRWIN Ford in the NASCAR® NEXTEL® Cup Series. Kurt had a tremendous year in 2004, winning the series championship and inaugural NEXTEL Cup. Kurt and his successes have provided our brands with impressive media opportunities, but our grass-roots marketing support surrounding race day has provided an even greater impact. In 2004, our team was track-side at 23 NASCAR venues across the United States, demonstrating and sampling our category-leading products to brand-loyal consumers in the NASCAR community. Individual interaction creates demand for our products and strengthens recognition and preference for our Sharpie® and IRWIN® brands.

Strategic Account Management. Strategic Account Management is focusing on strong retailers to create high-growth potential distribution for new and existing product lines. Newell Rubbermaid’s distribution is different compared to most of our peers. With strategic partners in discount stores, warehouse clubs, office supply, home centers, food and drug, specialty channels and commercial channels, we have very diverse distribution and are not overly concentrated in one particular channel. Newell Rubbermaid is a company that is uniquely structured to develop our business in both consumer and commercial channels.

Collaboration. Collaboration means leveraging the collective strengths of our people and our businesses to generate more value for the organization. Throughout Newell Rubbermaid, our teams are focused on executing our strategies in their divisions, but by working together, we can become better, faster. Sharing brands, leveraging manufacturing expertise, opening doors to retailer relationships, developing best practices — all of these collaborative efforts allow us to overcome obstacles and maximize opportunities better than any individual or division could accomplish on its own. Collaboration translates into improved performance and a competitive advantage for the businesses within Newell Rubbermaid.

The Right Organization Organizational development has been a true highlight for Newell Rubbermaid. We have had a major infusion of talent that better aligns the skill set of the organization with our long-term success factors, adding expertise in product development, marketing and operational excellence. We have rewarded our high-potential employees and have presented them with developmental opportunities in our 30 divisions and sales organizations. We have created a “farm system” for talent through our Phoenix Program that targets recent college graduates, and we continue to promote ambitious, proven individuals. We have also established a balance of short-term and long-term reward systems to retain our people and to keep the organization focused on value creation for our shareholders.

In 2004, we further strengthened our management team with the addition of Steven G. Marton, Group President Office Products. Steven joined us from Colgate Palmolive and brings a wealth of global consumer products experience in new product development and marketing. He will lead the team in realizing the tremendous potential of this global business.

Having the Right Organization also encompasses the leadership on our board of directors. After 18 years of service, Chairman William P. Sovey retired. We are grateful for his many years of counsel and commitment to Newell Rubbermaid. William D. Marohn, former Vice Chairman of Whirlpool Corporation, was named Chairman. He has served on our board for five years and has been a tremendous asset as we have embarked on the transformation of Newell Rubbermaid. We also welcomed to our board Michael T. Cowhig, President Global Technical and Manufacturing at Gillette, and Mark D. Ketchum, former President Global Baby and Family Care at Procter & Gamble. These gentlemen bring significant consumer products expertise and are valuable additions to our board.

The unlimited potential we have at Newell Rubbermaid has allowed us to attract and retain outstanding talent at all levels of the organization.

The Right Operating Cycle Staying connected with our businesses is critical, and our Operating Cycle helps us to do that. Through a series of monthly, quarterly and annual reviews at the corporate and divisional levels, we are monitoring our progress against core metrics. This allows us to better recognize and communicate best practices and collaborate on opportunities and challenges in our business. It facilitates the timely assessment of our businesses, our management team and our competitive landscape.

The Right Culture Culture is a significant part of our organizational journey, and we have seen it strengthen every year. The Newell Rubbermaid culture fosters and rewards results, customer focus, continuous improvement and breakthrough thinking. We made bold steps in 2004 to improve the long-term prospects for Newell Rubbermaid. These shared experiences strengthened our common bonds and further rooted our culture.

Looking Ahead

We will strengthen our portfolio in 2005. In fact, we have made some early progress with our January 2005 announcement of an agreement for the intended sale of our European Curver business, a division with $150 million in revenue within our Cleaning & Organization segment. In addition to moving away from less strategic businesses, we look to enhance the growth-oriented segments of our portfolio.

In 2005, the organization will shift focus and investment to new product development, marketing and brand building in our high-margin businesses. With our team and our portfolio of brands, we are capable of creating a strong pipeline of innovative new products that will generate above average returns.

We will continue to execute our “How We Win” Roadmap. Focusing on our Roadmap in 2004 allowed us to make good progress, but we know that our best performance lies ahead. With confidence in our strategy and our 31,000 employees, we will continue the evolution of Newell Rubbermaid into a world-class consumer and commercial products company.

Sincerely,

Joseph Galli
Chief Executive Officer

Developing Tomorrow’s Leaders

Newell Rubbermaid’s Phoenix Program is a grassroots marketing initiative that gives recent college graduates an opportunity to work with some of the most powerful brands in consumer and commercial products. High-potential representatives are deployed at strategic retailers to focus on sales and in-store merchandising, while developing experience with our products, retail partners and end-users. Individuals with valuable, practical business insights create a strong bench of talent to support the company’s “promote from within” philosophy. This initiative has been very successful, and since 2001, over 650 graduates of the program have been promoted into a variety of positions throughout our 30 divisions and sales organizations.

As a Phoenix representative, Chad McDonald developed extensive product knowledge through training and conducting hands-on product demonstrations. This fueled his interest for a career in marketing. His hard work and results in the field were rewarded with a promotion to an associate marketing role in the IRWIN division. Chad’s continued demonstration of leadership and project management, coupled with the company’s commitment to collaborate across divisions, allowed him to further advance to his current position as a Product Manager in the BernzOmatic division.

Allison Burdge also began her career in the Phoenix Program, where she quickly achieved in-depth knowledge of home center retailers. Her command of the industry and her ability to effectively communicate our diverse portfolio of businesses allowed her to rapidly build credibility with customers and within Newell Rubbermaid. With her proven skill set and demonstrated results, Allison has excelled in her sales career. Currently, she is a Key Account Manager for one of our largest strategic retailers, with sales responsibility for Rubbermaid Commercial Products, Rubbermaid Foodservice and Amerock businesses.

The Phoenix Program is part of Newell Rubbermaid’s long-term success, providing the company with a competitive advantage at the store level while shaping its future leaders. The company will continue to promote ambitious, proven individuals in its ongoing commitment to develop the right organization.

Five Key Measures Reconciliation (numbers have been restated to reflect 2004 divestitures)

Internal Sales Growth	12 Months Ending December 31,
	2002	2003	2004

Net Sales	$6,436.9	$6,899.0	$6,748.4
Less: Sales from Acq./Divest.	318.4	349.2	(10.0)

Internal Sales	6,118.5	6,549.8	6,758.4

Less: Prior Year Net Sales	5,926.8	6,436.9	6,899.0

Internal Sales Growth (Decline)	$191.7	$112.9	$(140.6)

Internal Sales Growth (Decline)%	3.2%	1.8%	(2.0)%

Operating Income % of Sales	12 Months Ending December 31,
	2002	2003	2004

Operating Income As Reported	$559.7	$497.2	$194.6
Add: Restructuring & Other Charges(1)	119.9	232.8	443.5

Operating Income Excluding Charges	679.6	730.0	638.1

Current Year Net Sales	$6,436.9	$6,899.0	$6,748.4

OI%	10.6%	10.6%	9.5%

Free Cash Flow	12 Months Ending December 31,
	2002	2003	2004

Net Cash provided by operating activities	$868.9	$773.2	$660.0
Less: Expenditure for plant, property and equipment	252.1	300.0	121.9
Less: Cash Dividends	224.4	230.9	231.0

Free Cash Flow	$392.4	$242.3	$307.1

Working Capital % of Sales	Q4 2001	Q1 2002	Q2 2002	Q3 2002	Q4 2002	Q1 2003	Q2 2003	Q3 2003	Q4 2003	Q1 2004	Q2 2004	Q3 2004	Q4 2004
Accounts Receivable	$1,242.6	$1,023.9	$1,271.2	$1,187.0	$1,326.1	$1,234.0	$1,412.7	$1,345.7	$1,397.1	$1,243.0	$1,309.2	$1,184.3	$1,278.7
Plus: Inventory	890.8	931.5	1,064.6	1,052.8	993.4	1,036.2	1,083.9	1,025.0	884.8	987.1	1,015.2	1,060.0	972.3
Less: Accounts Payable	433.5	465.8	585.1	596.9	591.0	636.1	753.4	729.9	694.7	656.6	657.9	633.1	682.9

Total Working Capital	$1,699.9	$1,489.6	$1,750.7	$1,642.9	$1,728.5	$1,634.1	$1,743.2	$1,640.8	$1,587.2	$1,573.5	$1,666.5	$1,611.2	$1,568.1

Average Working Capital of the Previous 5 Quarters					$1,662.3				$1,666.8				$1,601.3
Divided by Net Sales					6,436.9				6,899.0				6,748.4

Working Capital %					25.8%				24.2%				23.7%

Return on Invested Capital	Q4 2001	Q1 2002	Q2 2002	Q3 2002	Q4 2002	Q1 2003	Q2 2003	Q3 2003	Q4 2003	Q1 2004	Q2 2004	Q3 2004	Q4 2004
OI Excluding Charges(1)					$679.6				$730.0				$638.1
Effective Income Tax Rate					33.6%				32.4%				31.0%

After-Tax OI Excluding Charges					$451.0				$493.5				$440.3

Notes Payable	$19.1	$26.0	$28.7	$27.7	$25.2	$24.5	$37.4	$31.6	$21.9	$12.7	$12.9	$14.0	$21.3
Current Portion of Long-Term Debt	807.5	553.0	300.2	405.8	424.0	227.9	129.8	30.8	13.5	14.1	173.9	215.0	185.6
Long-Term Debt(2)	1,365.0	2,080.7	2,732.0	2,505.7	2,372.1	2,893.0	3,062.5	3,054.2	2,868.6	2,870.7	2,484.0	2,439.6	2,424.3
Stockholders Equity	2,433.4	1,885.4	2,025.8	2,048.7	2,063.5	2,221.8	2,322.8	2,326.3	2,016.3	1,911.8	1,900.3	1,626.7	1,764.2

Total Invested Capital	$4,625.0	$4,545.1	$5,086.7	$4,987.9	$4,884.8	$5,367.2	$5,552.5	$5,442.9	$4,920.3	$4,809.3	$4,571.1	$4,295.3	$4,395.4

After-Tax OI Excluding Charges					$451.0				$493.5				$440.3
Divided by Average Invested Capital of Previous 5 Quarters					4,825.9				5,233.5				4,598.3

ROIC					9.3%				9.4%				9.6%

(1)	Charges excluded from “as reported” results are restructuring, impairment, acquisition or divestiture related charges.

(2)	Long-Term Debt reflects adoption of Fin. 46.

Directors	Officers
William D. Marohn	Joseph Galli
Chairman of the Board	Chief Executive Officer
Age 64	Age 46
Director since 1999	Joined company 2001

Thomas E. Clarke	Hartley D. Blaha
President, New Business	President
Ventures, Nike, Inc.	Corporate Development
Age 53	Age 39
Director since 2003	Joined company 2003

Scott S. Cowen	Ronald L. Hardnock
President, Tulane University	Vice President
Age 58	Corporate Controller
Director since 1999	Age 34
Joined company 2001

Michael T. Cowhig
President, Global Technical and	Tim Jahnke
Manufacturing, The Gillette Co.	President
Age 57	Home & Family Group
Director since 2005	Age 45
Joined company 1986

Alton F. Doody
President and Chief Executive	Raymond J. Johnson
Officer, Alton F. Doody Co.	President , Global Manufacturing
Age 70	and Supply Chain
Director since 1976	Age 49
Joined company 2002

Joseph Galli
Chief Executive Officer	Steven G. Marton
Age 46	President
Director since 2001	Office Products Group
Age 48
Mark D. Ketchum	Joined company 2004
Retired President, Global Baby and
Family Care, The Procter & Gamble Co.	Douglas L. Martin
Age 55	Vice President
Director since 2005	Treasurer
Age 42
Elizabeth Cuthbert Millett	Joined company 1987
Private Investor
Age 48	Dale L. Matschullat
Director since 1995	Vice President, General Counsel
and Corporate Secretary
Cynthia A. Montgomery	Age 59
Professor, Graduate School of Business	Joined company 1989
Administration, Harvard University
Age 52	James J. Roberts
Director since 1995	President and Chief Operating
Officer, Rubbermaid/IRWIN Group
Allan P. Newell	Age 46
Private Investor	Joined company 2001
Age 58
Director since 1982	J. Patrick Robinson
Vice President
Gordon R. Sullivan	Chief Financial Officer
President, Association of the	Age 49
United States Army	Joined company 2001
Age 67
Director since 1999	Jim Sweet
Vice President
Raymond G. Viault	Human Resources
Retired Vice Chairman	Age 52
General Mills, Inc.	Joined company 2004
Age 60
Director since 2002

Newell Rubbermaid is traded on the New York Stock Exchange under the symbol NWL.

Additional copies of this letter to shareholders and proxy statement, Newell Rubbermaid’s Form 10-K filed with the Securities and Exchange commission, dividend reinvestment plan information, recent and historical financial data and other information about Newell Rubbermaid are available without charge to interested stockholders upon request. All requests and inquires should be directed to:

Newell Rubbermaid Inc.
Investor Relations
10B Glenlake Parkway, Suite 600
Atlanta, GA 30328
800-424-1941
investor.relations@newellco.com
www.newellrubbermaid.com

Annual Meeting of Stockholders

The annual meeting of stockholders will be held May 11, 2005, 10:00 a.m. local time at:

Grand Hyatt Hotel
3300 Peachtree Road
Atlanta, GA 30305
404-365-8100

Stockholder Account Maintenance

Communications concerning the transfer of shares, lost certificates, dividends, dividend reinvestment, receipt of multiple dividend checks, duplicate mailings or change of address should be directed to the Transfer Agent and Registrar:

The Bank of New York
Shareholder Relations Dept. 8W
PO Box 11258
Church Street Station
New York, NY 10286
800-432-0140
www.stockbny.com

Forward-Looking Statements

The statements contained in this letter to shareholders that are not historical in nature are forward-looking statements. Forward-looking statements are not guarantees since there are inherent difficulties in predicting future results, and actual results could differ materially from those expressed or implied in the forward-looking statements. For a list of major factors that could cause actual results to differ materially from those projected, refer to Appendix A to Newell Rubbermaid’s 2005 annual meeting proxy statement accompanying this letter.

This letter to shareholders should be read in conjunction with Newell Rubbermaid’s 2005 annual meeting proxy statement and the 2004 Form 10-K. Copies of the proxy statement and Form 10-K may be obtained online at www.newellrubbermaid.com.

NASCAR®

NASCAR® is a registered trademark of the National Association for Stock Car Auto Racing, Inc. The NASCAR NEXTEL® Cup Series marks are used under the license by NASCAR, Inc. and NEXTEL Communications, Inc.

Products on Front Cover:

Sharpie®RT retractable permanent marker and IRWIN®Blue BladeTM utility knife. For additional information on these products please visit: www.sharpie.com and www.irwin.com.

Newell Rubbermaid

www.newellrubbermaid.com

10B Glenlake Parkway
Suite 600
Atlanta, GA 30328

Calphalon
www.calphalon.com

IRWIN.
www.irwin.com

Rubbermaid.
www.rubbermaid.com

PARKER
www.parkerpen.com

little tikes
www.littletikes.com

Sharpie.
www.sharpie.com

WATERMAN
www.waterman.com

LEVOLOR
www.levolor.com

PAPER MATE
www.papermate.com

GRACO
www.gracobaby.com

www.bernzomatic.com

LENOX
www.lenoxsaw.com

10B Glenlake Parkway Suite 600 Atlanta, GA 30328 www.comwww.irwin www.comwww.com www.comwww.comwww.comwww.com www.com www.com www.comwww.com